Exhibit 99.1

                                  Press Release

Media Contacts:
Christopher Downie
Motient Communications
847-478-4200
chris.downie@motient.com


      Motient Announces Repayment of Rare Medium and CSFB Debt Obligations


LINCOLNSHIRE, IL, July 15, 2004 -- Motient Corporation (MNCP) announced today that on July 15, 2004, it prepaid the $19 million principal amount senior indebtedness note issued by a subsidiary of Motient to Rare Medium Group, Inc. on May 1, 2002. The combined amount of principal and interest repaid in full satisfaction of all amounts due and owing under this note was approximately $22.6 million.

In addition, it prepaid the $0.75 million principal amount senior indebtedness note issued by a subsidiary of Motient to Credit Suisse First Boston Corporation on May 1, 2002. The combined amount of principal and interest repaid in full satisfaction of all amounts due and owing under this note was approximately $0.9 million.

With the payment of these two notes, Motient materially eliminated all outstanding corporate indebtedness on a consolidated basis.

For additional details regarding these notes and the outstanding corporate indebtedness of Motient Corporation, please see our various filings with the SEC, including, among others, our annual report on Form 10-K for the year ended December 31, 2003 (filed on July 2, 2004).

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About Motient Corporation:

Motient Corporation owns and operates one of the nation's largest two-way wireless data networks. Motient provides a wide range of mobile and wireless Internet services principally to business to business customers and enterprises. The company is a leader in providing BlackBerry(TM) services on its network as well as on the third generation networks of Verizon Wireless and T-Mobile. Motient also provides wireless solutions to the mobile professional, transportation, field service and telemetry markets. http://www.motient.com.

Statement under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.

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